UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Cobb, Patrick D.
   2103 Ballantree Drive
   Colleyville, TX  75034
   USA
2. Issuer Name and Ticker or Trading Symbol
   Mannatech, Incorporated
   MTEX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/01/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Former Executive Officer terminated 6/30/2001
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Right to Buy (Stock Op|$2.25   |07/01|    | |10,000     |A  |07/01|07/01|Common Stock|10,000 |$2.25  |208,313     |D  |            |
tions)                |        |/2001|    | |           |   |/2001|/2011|, Par Value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$0.0001 per |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |share       |       |       |            |   |            |
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Right to Buy (Stock Op|$4.00   |07/01|    | |50,000     |A  |07/01|07/01|Common Stock|50,000 |$4.00  |208,313     |D  |            |
tions)                |        |/2001|    | |           |   |/2001|/2011|, Par Value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$0.0001 per |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |share       |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |2,000       |I  |Owned by Ric|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |hard Cobb Tr|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |ust (1)     |
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                      |        |     |    | |           |   |     |     |            |       |       |2,000       |I  |Owned by Pat|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |rick R. Cobb|
                      |        |     |    | |           |   |     |     |            |       |       |            |   | Trust (1)  |
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                      |        |     |    | |           |   |     |     |            |       |       |2,000       |I  |Owned by Car|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |rie Cobb Tru|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |st (1)      |
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                      |        |     |    | |           |   |     |     |            |       |       |1,000       |I  |Owned by Kay|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |la Jones Tru|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |st (1)      |
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                      |        |     |    | |           |   |     |     |            |       |       |1,000       |I  |Owned by Kyl|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |e Jones Trus|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |t (1)       |
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                      |        |     |    | |           |   |     |     |            |       |       |58,112      |I  |Owned by wif|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |e, Joni Cobb|
                      |        |     |    | |           |   |     |     |            |       |       |            |   | (2)        |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Trust for named child or step child of Mr.
Cobb.
(2) Mr. Cobb is in the process of finalizing his divorce from Ms. Joni
Cobb
SIGNATURE OF REPORTING PERSON
/s/ Patrick D. Cobb
DATE
07/10/2001